Exhibit 8.1
October 1, 2007
Robert H. Miller
T: (650) 843-5351
bmiller@cooley.com
RF Micro Devices, Inc.
7629 Thorndike Road
Greensboro, North Carolina 27409-9421
Ladies and Gentlemen:
This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Joint Proxy Statement/Prospectus, filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of August 12, 2007, by and among RF Micro Devices, Inc., a North Carolina corporation (“Parent”), Iceman Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Sirenza Microdevices Inc., a Delaware corporation (the “Company”), including exhibits and schedules thereto (the “Reorganization Agreement”). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into the Company (the “First Merger”) in a transaction in which the existing stockholders of the Company will receive a combination of shares of Parent Common Stock and cash and in which the Company will become a wholly-owned subsidiary of Parent. The First Merger will be immediately followed by a merger of the Company into the Parent (the “Second Merger” and together with the First Merger, the “Mergers”).
Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
We have acted as counsel to Parent in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):
(i)	the Reorganization Agreement;

(ii)	the Registration Statement;

(iii)	the tax representation letter from Parent and Merger Sub to Cooley Godward Kronish LLP and to Wilson Sonsini Goodrich & Rosati, Professional Corporation, furnished pursuant to Section 5.10 of the Reorganization Agreement, and the tax representation letter from Company to Wilson Sonsini Goodrich & Rosati,
FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Page Two
Professional Corporation, and to Cooley Godward Kronish LLP, furnished pursuant to Section 5.10 of the Reorganization Agreement (collectively, the “Tax Representation Certificates”); and

(iv)	such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub, and the Company, and to the consummation of the Mergers and the other transactions contemplated by the Reorganization Agreement, as we have deemed necessary or appropriate.
In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:
(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Second Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)	All representations, warranties, and statements made or agreed to by Parent, Merger Sub, and the Company, and by their managements, employees, officers, directors, and stockholders in connection with the Mergers, including, but not limited to, (x) those set forth in the Reorganization Agreement (including exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are, or will be, true, complete and accurate at all relevant times;

(iii)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(iv)	All covenants contained in the Reorganization Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof; and

(v)	The Mergers will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any provision thereof, and the Mergers will be effective under applicable state law.
Based upon and subject to our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that the Mergers will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed and believe that the discussion of federal income tax issues contained in the Registration Statement entitled “Material U.S.
FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Page Three
Federal Income Tax Consequences,” insofar as it relates to statements of law and legal conclusions, is correct in all material respects.
This opinion does not address the various state, local, or foreign tax consequences that may result from the Mergers or the other transactions contemplated by the Reorganization Agreement and does not address any United States federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any United States federal tax consequence of the Mergers or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.
No opinion is expressed as to any transaction whatsoever, including the Mergers, if any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.
This opinion only represents our best judgment as to the United States federal income tax consequences of the Mergers and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings. No assurance can be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein.
This opinion is being delivered solely in connection with the filing of the Registration Statement. We consent to the reference to our firm under the caption “RFMD Proposal No. 1 and Sirenza Proposal No. 1—The Mergers—Material U.S. Federal Income Tax Consequences” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley Godward Kronish LLP

By:	/s/ Robert H. Miller

Robert H. Miller
FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM